Exhibit 99.1

THE BRICKMAN GROUP, LTD. REPORTS YEAR END AND FOURTH QUARTER RESULTS

Gaithersburg, MD – March 23, 2006 - The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., reported results for the year ended December 31, 2005. Brickman had revenue of $454.5 million, net income of $14.4 million and EBITDA of $77.1 million.

The EBITDA of $77.1 million represents an increase of $9.7 million or 14.5% over EBITDA for the year ended December 31, 2004. Brickman’s net income of $14.4 million, represents an increase of $5.2 million over 2004’s net income of $9.2 million. These increases were attributable to revenue growth of $70.9 million, and gross profit improvement of $16.5 million related to the volume increases, offset by an increase in general and administrative expenses of $9.6 million. At December 31, 2005, Brickman’s net debt was 2.3 times EBITDA as compared to net debt of 2.6 times EBITDA at December 31, 2004. A reconciliation of net income to EBITDA is presented below. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of Brickman’s operating performance or cash flow as a measure of its liquidity. EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates measures contained in financial and other covenants in Brickman’s credit agreement and senior subordinated note indenture.

Revenues for the year ended December 31, 2005 were $454.5 million, an increase of $70.9 million, or 18.5% over the same period in 2004. This increase was principally driven by increases of $47.8 million or 15.2% in landscape maintenance revenue and $25.6 million or 64.9% in snow removal revenue, offset by a decrease of $2.5 million or 8.7% in design/build revenue. The increase in landscape maintenance revenue was primarily due to strong maintenance contract revenue renewals of approximately 88% of revenue generated in the previous year, continued addition of new maintenance contracts and the acquisition of a Texas landscape operation in December 2004 and a Michigan landscape operation in April 2005. The increase in snow removal revenue was primarily caused by higher than average snowfall amounts in many of our markets in 2005 compared to average snowfall amounts in 2004. Margins decreased compared to 2004 as a result of the increase in subcontractor intensive snow removal services performed and a sharp increase in fuel and fuel-related costs. General and administrative expenses for the year ended December 31, 2005 increased over 2004 by $9.6 million, or 14.4%. Administrative costs increased over 2004 to support current growth and to prepare for future growth.

Average debt outstanding in the year ended December 31, 2005 was $185.4 million compared to $190.5 million in the year ended December 31, 2004. The weighted average rate of interest on outstanding debt in the year ended December 31, 2005 was 10.8% compared to 10.4% in the year ended December 31, 2004.

Brickman’s EBITDA for the three months ended December 31, 2005 was $18.8 million. This represents an increase of $3.0 million or 19.0% over the fourth quarter of 2004. Brickman’s net income in the fourth quarter of 2005 was $3.2 million, an increase of $1.5 million from 2004’s net income of $1.7 million. These increases were attributable to revenue growth of $20.5 million, and gross profit improvement of $5.0 million related to the volume increases.

Fourth quarter revenues were $111.3 million, an increase of $20.5 million, or 22.6% over the same period in 2004. This increase was driven by increases of $11.2 million or 15.3% in landscape maintenance revenue and $10.1 million or 94.5% in snow removal revenues, offset by a decrease in design/build revenue of $0.8 million or 11.9%. The increase in maintenance revenue was primarily the result of new contract sales and the Michigan acquisition.

Fourth quarter gross profit margin decreased compared to 2004 as a result of an increase in subcontractor intensive snow removal services performed and an increase in fuel and fuel-related costs. General and administrative expenses in the fourth quarter of 2005 increased over 2004 by $2.7 million, or 16.9%. Average debt outstanding in the fourth quarter of 2005 was $184.7 million compared to $186.7 million in the fourth quarter 2004. The weighted average rate of interest on outstanding debt in the fourth quarter of 2005 was 10.7% compared to 10.6% in the fourth quarter of 2004.

A reconciliation of net income to EBITDA reported above follows (in millions):

	(Unaudited)
	Three months ended December 31,		For the year ended December 31,
	2004	2005	2004	2005
Net income	$1.7	$3.2	$9.2	$14.4
Interest	5.0	4.9	19.8	19.9
Income taxes	1.0	2.3	6.1	10.3
Depreciation	2.9	3.8	11.4	14.2
Amortization	5.2	4.6	20.9	18.3

EBITDA	$15.8	$18.8	$67.4	$77.1

The ratio of net debt to EBITDA reported above was calculated as follows (in thousands):

	December 31,
	2004	2005
Accrued interest	$740	$737
Revolving credit	—	7,000
Long-term debt	185,455	178,364

Total debt	186,195	186,101
Less: Cash	11,339	7,999

Net debt	174,856	178,102

EBITDA	$67,351	$77,111

Ratio of net debt to EBITDA	2.6x	2.3x

Brickman’s working capital at December 31, 2005 was $20.1 million compared to working capital of $25.0 million at December 31, 2004. There was a $7.0 million outstanding balance on Brickman’s $30.0 million revolving credit facility at December 31, 2005. Cash flow from operations for the year ended December 31, 2005 was $36.0 million, an increase of $0.2 million compared to the year ended December 31, 2004. Capital expenditures for the year ended December 31, 2005 were $23.8 million compared to $16.0 million in the year ended December 31, 2004. The increase in capital expenditures is attributable to spending on equipment necessary to support strong new sales, the expansion of a program started in 2003 to reduce the replacement cycle for lawn mowing equipment from five years to two years and the acquisition of an airplane for executive travel.

Brickman will host a conference call to discuss the fourth quarter and full year results on March 24, 2006 at 10:00 AM EST. The call may be accessed by dialing (800) 732-6094. The call will be recorded with replay accessible from March 24, 2006 through March 31, 2006 by dialing (800) 558-5253, reservation #21283485.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services.

The Brickman Group, Ltd.

Condensed Consolidated Balance Sheet

(in thousands)

	December 31, 2004	December 31, 2005
Current assets	$68,795	$83,852
Property & equipment	29,982	38,572
Other assets	9,495	11,271
Intangibles and goodwill	117,349	112,674

Total Assets	$225,621	$246,369

Current liabilities, less current maturities	$36,664	$54,889
Current maturities of long-term debt	7,091	8,864

Current Liabilities	43,755	63,753
Long-term debt	178,364	169,500
Other liabilities	3,495	3,235

Total Liabilities	225,614	236,488
Shareholder’s Equity	7	9,881

Total Liabilities and Shareholder’s Equity	$225,621	$246,369

The Brickman Group, Ltd.

Condensed Consolidated Operating Information

(in thousands)

	(Unaudited)
	Three months ended December 31,		For the year ended December 31,
	2004	2005	2004	2005
Net service revenues	$90,843	$111,343	$383,580	$454,545
Cost of services provided	61,985	77,501	261,004	315,442

Gross profit	28,858	33,842	122,576	139,103
General and administrative expenses	16,053	18,758	66,646	76,228
Amortization expense	5,242	4,619	20,869	18,323

Income from operations	7,563	10,465	35,061	44,552
Interest expense	4,960	4,933	19,820	19,943

Income before income taxes	2,603	5,532	15,241	24,609
Income tax provision	929	2,333	6,052	10,250

Net income	$1,674	$3,199	$9,189	$14,359